Exhibit 99.1

CSX Announces Leadership Changes to its Legal Organization

Nathan Goldman to retire, Michael Burns named SVP and Chief Legal Officer

JACKSONVILLE, Fla. – November 12, 2024 – CSX (NASDAQ: CSX) today announced that Executive Vice President and Chief Legal Officer Nathan Goldman will retire from the company, on January 1, 2025. Michael Burns is promoted to Senior Vice President and Chief Legal Officer effective January 2, 2025

Nathan Goldman retires from CSX after a distinguished 21-year tenure with the company. Goldman's leadership was pivotal in steering the transformation of the business and the transition of three CEOs in eight years, serving all three leaders and the Board of Directors with confidence.

“Nathan’s contributions to CSX have been highly valued, and his expertise and dedication have been instrumental to our organization. His leadership will leave a lasting legacy, having developed the best group of legal, regulatory and compliance professionals in the industry. We are grateful to Nathan for his outstanding service and wish him all the best in his well-deserved retirement,” said CSX president and CEO Joe Hinrichs. “With 18 years of dedicated service and extensive experience with the company, Michael’s promotion to chief legal officer will bring invaluable insight and stability as we advance our strategy to deliver profitable growth.”

In his new role, Michael Burns will oversee all of CSX's legal and regulatory affairs, the corporate secretary’s office, risk management, police and infrastructure protection, environmental and hazmat, and audit functions. He previously served as CSX vice president and general counsel. Since joining CSX in 2006, Burns has advanced through roles of increasing responsibility, initially focusing on employment and benefits law before assuming responsibility for the full law department and additional functions such as corporate secretary, risk management, and environmental and hazmat responsibilities. Prior to CSX, Burns practiced labor and employment law at a leading Indiana firm. He holds a bachelor's degree from Wabash College and a Juris Doctor from Indiana University Robert H. McKinney School of Law.

“This leadership transition underscore CSX’s commitment to growth and highlights our confidence in the exceptional depth of talent within our organization. We are fortunate to have an outstanding team of railroaders poised to harness our current momentum and propel us toward even greater success,” said Hinrichs. “I am grateful for the dedication of our team and excited about the opportunities ahead.”

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on X, formerly known as Twitter (http://twitter.com/CSX).

Contact:

Matthew Korn, CFA, Investor Relations

904-366-4515

Bryan Tucker, Corporate Communications

855-955-6397

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